Exhibit 99.1

Werner Enterprises Reports Fourth Quarter and Annual 2021 Results

Fourth Quarter 2021 Highlights (all metrics compared to fourth quarter 2020)

•Total revenues of $765.2 million, up 23%
•Operating income of $98.5 million, up 21%; non-GAAP adjusted operating income of $101.1 million, up 22%
•Operating margin of 12.9%, down 20 bps; non-GAAP adjusted operating margin of 13.2%, down 10 bps
•Diluted EPS of $1.15, up 31%; non-GAAP adjusted diluted EPS of $1.13, up 27%

OMAHA, Neb., February 3, 2022 -- Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, today reported results for the fourth quarter and year ended December 31, 2021.

“Our fourth quarter results demonstrated meaningful progress and strong operational performance in both our truckload and logistics segments,” said Derek J. Leathers, Chairman, President and Chief Executive Officer. “Despite severe capacity challenges across our industry, we grew our truckload fleet and our logistics business with expanded capacity solutions to better serve our winning customers during fourth quarter.

“I am very proud of our Werner team for keeping America moving with a laser focus on our core values including safety first, while providing exceptional customer service. I am confident Werner is strategically positioned with a superior team to achieve sustainable performance improvement going forward.”

Total revenues for the quarter were $765.2 million, an increase of $144.9 million compared to the prior- year quarter, due primarily to Truckload Transportation Services revenues growth of $88.2 million and Logistics revenues growth of $54.9 million.

Operating income of $98.5 million increased $17.0 million, or 21%, while operating margin of 12.9% decreased 20 basis points. On a non-GAAP basis, adjusted operating income of $101.1 million increased $18.4 million, or 22%. Adjusted operating margin of 13.2% declined 10 basis points from 13.3% for the same quarter last year, due primarily to significant growth in Logistics (a higher return on assets and lower margin business segment).

Operating income in the Truckload Transportation Services segment increased $9.6 million due to higher freight rates and gains on sale of equipment, offset by inflationary cost increases for driver pay and benefits, driver sourcing, equipment maintenance, and insurance and claims. Werner Logistics operating income increased $9.1 million resulting from improved revenue growth and an expanded operating margin.

Interest expense of $1.6 million increased from $0.6 million due to higher average borrowings. The effective income tax rate during the quarter was 23.0%, compared to 25.4% in fourth quarter 2020.

During fourth quarter 2021, our strategic minority equity investments in autonomous technology companies had market valuation changes resulting in higher non-operating income in fourth quarter 2021 of $4.0 million, or $0.05 per share.

Werner Enterprises, Inc. - Release of February 3, 2022

Net income attributable to Werner of $76.8 million increased 27%. On a non-GAAP basis, adjusted net income attributable to Werner of $75.6 million increased 23%. Diluted earnings per share (“EPS”) for the quarter of $1.15 increased 31%. On a non-GAAP basis, adjusted diluted EPS of $1.13 increased 27%.

Key Consolidated Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Total revenues	$765,221	$620,302	23%	$2,734,372	$2,372,178	15%
Truckload Transportation Services revenues	563,227	475,037	19%	2,045,073	1,843,209	11%
Werner Logistics revenues	184,967	130,113	42%	622,461	469,791	32%
Operating income	98,488	81,451	21%	309,146	227,438	36%
Operating margin	12.9%	13.1%	(20) bps	11.3%	9.6%	170 bps
Net income attributable to Werner	76,767	60,556	27%	259,052	169,078	53%
Diluted earnings per share	1.15	0.88	31%	3.82	2.44	57%
Adjusted operating income (1)	101,098	82,710	22%	316,777	241,945	31%
Adjusted operating margin (1)	13.2%	13.3%	(10) bps	11.6%	10.2%	140 bps
Adjusted net income attributable to Werner (1)	75,624	61,494	23%	234,280	179,886	30%
Adjusted diluted earnings per share (1)	1.13	0.89	27%	3.45	2.59	33%
(1) See attached Reconciliation of Non-GAAP Financial Measures - Consolidated.

Update on NEHDS Logistics, LLC Acquisition

On November 22, 2021, Werner acquired a 100% equity ownership interest in NEHDS Logistics, LLC (“NEHDS”) for a purchase price of $64 million, which includes a $4 million earnout. NEHDS, based in Monroe, Connecticut, is a growing final mile home delivery provider for big and bulky products with access to a network of 400 final mile delivery trucks serving customers primarily in the Northeast and Midwest U.S. markets. NEHDS achieved annual revenues of $71.4 million for the twelve months ended September 30, 2021, and produced an average annual revenue growth rate of 27% for the three years then ended. NEHDS financial results for the last six weeks of fourth quarter 2021 were strong and are included in the Werner Logistics segment. NEHDS and Werner Logistics are combining their final mile businesses as Werner Final Mile. Integration activities are proceeding on schedule.

Truckload Transportation Services (TTS) Segment

•Revenues of $563.2 million increased $88.2 million
•Operating income of $88.2 million increased $9.6 million; non-GAAP adjusted operating income of $90.0 million increased $10.2 million
•Operating margin of 15.7% decreased 80 basis points from 16.5%; non-GAAP adjusted operating margin of 16.0% decreased 80 basis points from 16.8%
•Non-GAAP adjusted operating margin, net of fuel, of 18.2% remained flat
•Average segment trucks in service totaled 8,313, an increase of 523 trucks year over year, or 6.7%
•Dedicated unit trucks at quarter end totaled 5,235 or 63% of the total TTS segment fleet, compared to 4,945 trucks, or 63%, a year ago
•5.5% increase in TTS average revenues per truck per week

In our Dedicated and One-Way Truckload fleets, freight demand remained strong during fourth quarter 2021. Freight demand has continued to be strong so far in first quarter 2022. During fourth quarter, TTS company truck miles increased by approximately 0.6 million miles year over year, and independent contractor miles decreased by approximately 5.3 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown in the table below.

Werner Enterprises, Inc. - Release of February 3, 2022

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Trucking revenues, net of fuel surcharge	$488,593	$434,127	13%	$1,789,148	$1,667,394	7%
Trucking fuel surcharge revenues	68,501	36,563	87%	234,164	158,611	48%
Non-trucking and other revenues	6,133	4,347	41%	21,761	17,204	26%
Total revenues	$563,227	$475,037	19%	$2,045,073	$1,843,209	11%

Operating income	$88,231	$78,613	12%	$281,823	$222,007	27%
Operating margin	15.7%	16.5%	(80) bps	13.8%	12.0%	180 bps
Operating ratio	84.3%	83.5%	80 bps	86.2%	88.0%	(180) bps
Adjusted operating income (1)	$90,044	$79,872	13%	$288,678	$236,514	22%
Adjusted operating margin (1)	16.0%	16.8%	(80) bps	14.1%	12.8%	130 bps
Adjusted operating margin, net of fuel surcharge (1)	18.2%	18.2%	— bps	15.9%	14.0%	190 bps
Adjusted operating ratio (1)	84.0%	83.2%	80 bps	85.9%	87.2%	(130) bps
Adjusted operating ratio, net of fuel surcharge (1)	81.8%	81.8%	— bps	84.1%	86.0%	(190) bps
(1) See attached Reconciliation of Non-GAAP Financial Measures - Truckload Transportation Services (TTS) Segment.

Werner Logistics Segment

•Revenues of $185.0 million increased $54.9 million, or 42%
•Operating income of $11.7 million increased $9.1 million
•Operating margin of 6.3% increased 430 bps

Logistics revenues of $185.0 million increased 42%. Logistics revenues increased 58%, when excluding Werner Global Logistics (WGL) revenues from fourth quarter 2020. Werner sold WGL in first quarter 2021.

Truckload Logistics revenues (68% of total Logistics revenues) increased 58%, driven by a 29% increase in revenues per shipment and a 23% increase in shipments.

Intermodal revenues (26% of Logistics revenues) increased 37%, supported by a 35% increase in revenues per shipment and a 1% increase in shipments.

Final Mile revenues (6% of Logistics revenues) increased $8.8 million. This includes approximately six weeks of NEHDS Logistics, LLC which was acquired November 22, 2021.

Logistics operating income improved $9.1 million in fourth quarter due to revenue growth and an expanded operating margin percentage in a strong freight market.

Werner Enterprises, Inc. - Release of February 3, 2022

Key Werner Logistics Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Total revenues	$184,967	$130,113	42%	$622,461	$469,791	32%
Operating expenses:
Purchased transportation expense	155,492	113,908	37%	535,379	407,308	31%
Other operating expenses	17,753	13,572	31%	59,209	56,478	5%
Total operating expenses	173,245	127,480	36%	594,588	463,786	28%
Operating income	$11,722	$2,633	345%	$27,873	$6,005	364%
Operating margin	6.3%	2.0%	430 bps	4.5%	1.3%	320 bps

Cash Flow and Capital Allocation

Cash flow from operations in fourth quarter 2021 was $79.5 million compared to $99.5 million in fourth quarter 2020, an decrease of 20%. 2021 cash flow from operations was $332.8 million compared to $445.9 million in 2020.

Net capital expenditures in fourth quarter 2021 were $30.3 million compared to $79.0 million in fourth quarter 2020, a decrease of 62%. 2021 net capital expenditures were $193.0 million compared to $266.2 million in 2020. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, optimize operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average ages of our truck and trailer fleets were 2.2 years and 4.5 years, respectively, as of December 31, 2021.

Gains on sales of equipment in fourth quarter 2021 were $21.2 million, or $0.24 per share, compared to $4.0 million, or $0.04 per share, in fourth quarter 2020. Year over year, we sold fewer trucks and trailers and realized substantially higher average gains per truck and trailer due to the significantly improved pricing market for our used equipment. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 1,118,345 shares of common stock for a total cost of $51.2 million, or an average price of $45.76 per share. As of December 31, 2021, we had 5.0 million shares remaining under our share repurchase authorization.

As of December 31, 2021, we had $54 million of cash and over $1.3 billion of stockholders’ equity. Total debt outstanding increased $78 million during the quarter to $428 million at December 31, 2021. After considering letters of credit issued, we had available liquidity consisting of cash and available borrowing capacity as of December 31, 2021 of $169 million.

Werner Enterprises, Inc. - Release of February 3, 2022

2021 and 2022 Guidance Metrics and Assumptions
The following table summarizes (1) our 2021 guidance and assumptions compared to actual results and (2) introduces our 2022 guidance and assumptions:

2021 and 2022 Guidance	Guidance (as of 10/28/21)	Actual (as of 12/31/21)	2022 Guidance (as of 2/3/22)	Commentary
TTS truck growth from BoY to EoY	3% to 5% (annual)	7% (2021)	2% to 5% (annual)	Subject to driver availability and timing of delivery of new trucks from OEM’s
Net capital expenditures	$250M to $275M (annual)	$193.0M (2021)	$275M to $325M (annual)	Subject to timing of delivery of new trucks from OEM’s
TTS Guidance
Dedicated RPTPW* growth	1% to 2% (4Q21 vs 4Q20)	5.2% (4Q21 vs. 4Q20)	3% to 5% (annual)	Expect strong rate levels partially mitigated by lower miles per truck
One-Way Truckload RPTM* growth	17% to 19% (4Q21 vs. 4Q20)	19.2% (4Q21 vs. 4Q20)	16% to 19% (1H22 vs. 1H21)	Strong contractual rate increases and elevated spot rates combined with fleet mix changes
Assumptions
Effective income tax rate	24.5% to 25.5% (annual)	23.0% (4Q21)	24.5% to 25.5% (annual)
Truck age Trailer age	2.2 years 4.4 years	2.2 years 4.5 years	2.2 years 4.8 years	Reinvesting to maintain young fleet advantage, subject to timing of deliveries from OEM’s
* Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of February 3, 2022

Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss fourth quarter 2021 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at werner.com in the “Investors” section under “News & Events” and then “Events Calendar.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on February 3, 2022 at approximately 6:00 p.m. CT through March 3, 2022 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 4012420. A replay of the webcast will also be available at werner.com in the “Investors” section under “News & Events” and then “Events Calendar.”

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2021 revenues of $2.7 billion, an industry-leading modern truck and trailer fleet, over 13,500 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequently filed Quarterly Reports on Form 10-Q.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission (“SEC”), through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of February 3, 2022

Consolidated Financial Information

INCOME STATEMENT
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	$	%	$	%	$	%	$	%
Operating revenues	$765,221	100.0	$620,302	100.0	$2,734,372	100.0	$2,372,178	100.0
Operating expenses:
Salaries, wages and benefits	245,814	32.1	197,718	31.9	895,012	32.7	795,847	33.6
Fuel	71,833	9.4	39,743	6.4	245,866	9.0	157,124	6.6
Supplies and maintenance	54,073	7.1	42,763	6.9	206,701	7.6	175,842	7.4
Taxes and licenses	24,699	3.2	24,911	4.0	96,095	3.5	95,746	4.0
Insurance and claims	28,161	3.7	24,656	4.0	98,658	3.6	109,816	4.6
Depreciation and amortization	71,269	9.3	63,799	10.3	267,700	9.8	263,286	11.1
Rent and purchased transportation	182,685	23.9	140,195	22.6	641,159	23.4	519,184	21.9
Communications and utilities	3,507	0.4	3,333	0.5	13,460	0.5	14,474	0.6
Other	(15,308)	(2.0)	1,733	0.3	(39,425)	(1.4)	13,421	0.6
Total operating expenses	666,733	87.1	538,851	86.9	2,425,226	88.7	2,144,740	90.4
Operating income	98,488	12.9	81,451	13.1	309,146	11.3	227,438	9.6
Other expense (income):
Interest expense	1,600	0.2	576	—	4,423	0.2	4,215	0.2
Interest income	(293)	—	(308)	—	(1,211)	(0.1)	(1,634)	(0.1)
Gain on investments in equity securities, net	(4,036)	(0.5)	—	—	(40,317)	(1.5)	—	—
Other	90	—	40	—	236	—	163	—
Total other expense (income)	(2,639)	(0.3)	308	—	(36,869)	(1.4)	2,744	0.1
Income before income taxes	101,127	13.2	81,143	13.1	346,015	12.7	224,694	9.5
Income tax expense	23,262	3.0	20,587	3.3	84,537	3.1	55,616	2.4
Net income	77,865	10.2	60,556	9.8	261,478	9.6	169,078	7.1
Net income attributable to noncontrolling interest	(1,098)	(0.2)	—	—	(2,426)	(0.1)	—	—
Net income attributable to Werner	$76,767	10.0	$60,556	9.8	$259,052	9.5	$169,078	7.1
Diluted shares outstanding	66,850		69,052		67,855		69,427
Diluted earnings per share	$1.15		$0.88		$3.82		$2.44

Werner Enterprises, Inc. - Release of February 3, 2022

CONDENSED BALANCE SHEET
(In thousands, except share amounts)

	December 31, 2021	December 31, 2020
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$54,196	$29,334
Accounts receivable, trade, less allowance of $9,169 and $8,686, respectively	460,518	341,104
Other receivables	24,449	23,491
Inventories and supplies	11,140	12,062
Prepaid taxes, licenses and permits	17,549	17,231
Other current assets	49,572	33,694
Total current assets	617,424	456,916
Property and equipment	2,557,825	2,405,335
Less – accumulated depreciation	944,582	862,077
Property and equipment, net	1,613,243	1,543,258
Goodwill	74,618	—
Intangible assets, net	55,315	—
Other non-current assets (1)	229,324	156,502
Total assets	$2,589,924	$2,156,676

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,987	$83,263
Current portion of long-term debt	5,000	25,000
Insurance and claims accruals	72,594	76,917
Accrued payroll	44,333	35,594
Accrued expenses	28,758	25,032
Other current liabilities	24,975	28,208
Total current liabilities	269,647	274,014
Long-term debt, net of current portion	422,500	175,000
Other long-term liabilities	43,314	43,114
Insurance and claims accruals, net of current portion (1)	237,220	231,638
Deferred income taxes	253,746	237,870
Total liabilities	1,226,427	961,636
Temporary equity - redeemable noncontrolling interest	35,947	—
Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 65,790,112 and 67,931,726 shares outstanding, respectively	805	805
Paid-in capital	121,904	116,039
Retained earnings	1,667,104	1,438,916
Accumulated other comprehensive loss	(20,604)	(22,833)
Treasury stock, at cost; 14,743,424 and 12,601,810 shares, respectively	(441,659)	(337,887)
Total stockholders’ equity	1,327,550	1,195,040
Total liabilities, temporary equity and stockholders’ equity	$2,589,924	$2,156,676
(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third-party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of December 31, 2021 and 2020.

Werner Enterprises, Inc. - Release of February 3, 2022

SUPPLEMENTAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Capital expenditures, net	$30,319	$78,978	$193,049	$266,241
Cash flow from operations	79,475	99,513	332,819	445,909
Return on assets (annualized)	12.2%	11.2%	11.2%	8.0%
Return on equity (annualized)	23.0%	20.3%	20.4%	14.7%

Segment Financial and Operating Statistics Information

SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Truckload Transportation Services	$563,227	$475,037	$2,045,073	$1,843,209
Werner Logistics	184,967	130,113	622,461	469,791
Other (1)	16,980	14,737	66,108	57,276
Corporate	407	467	1,629	2,009
Subtotal	765,581	620,354	2,735,271	2,372,285
Inter-segment eliminations (2)	(360)	(52)	(899)	(107)
Total	$765,221	$620,302	$2,734,372	$2,372,178
Operating Income
Truckload Transportation Services	$88,231	$78,613	$281,823	$222,007
Werner Logistics	11,722	2,633	27,873	6,005
Other (1)	1,012	907	4,947	3,839
Corporate	(2,477)	(702)	(5,497)	(4,413)
Total	$98,488	$81,451	$309,146	$227,438
`
(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of February 3, 2022

OPERATING STATISTICS BY SEGMENT
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Chg	2021	2020	% Chg
Truckload Transportation Services segment
Average trucks in service	8,313	7,790	6.7%	7,982	7,757	2.9%
Average revenues per truck per week (1)	$4,521	$4,287	5.5%	$4,311	$4,134	4.3%
Total trucks (at quarter end)
Company	8,050	7,390	8.9%	8,050	7,390	8.9%
Independent contractor	290	440	(34.1)%	290	440	(34.1)%
Total trucks	8,340	7,830	6.5%	8,340	7,830	6.5%
Total trailers (at quarter end)	25,760	23,125	11.4%	25,760	23,125	11.4%
One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$197,346	$176,014	12.1%	$710,673	$694,868	2.3%
Average trucks in service	3,088	2,918	5.8%	2,942	3,096	(5.0)%
Total trucks (at quarter end)	3,105	2,885	7.6%	3,105	2,885	7.6%
Average percentage of empty miles	11.76%	11.69%	0.6%	11.25%	12.06%	(6.7)%
Average revenues per truck per week (1)	$4,916	$4,638	6.0%	$4,645	$4,315	7.6%
Average % change YOY in revenues per total mile (1)	19.2%	6.9%		17.3%	0.9%
Average % change YOY in total miles per truck per week	(11.1)%	0.3%		(8.2)%	1.6%
Average completed trip length in miles (loaded)	715	869	(17.7)%	786	852	(7.7)%
Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$291,244	$258,113	12.8%	$1,078,475	$972,526	10.9%
Average trucks in service	5,225	4,872	7.2%	5,040	4,661	8.1%
Total trucks (at quarter end)	5,235	4,945	5.9%	5,235	4,945	5.9%
Average revenues per truck per week (1)	$4,287	$4,075	5.2%	$4,116	$4,012	2.6%
Werner Logistics segment
Average trucks in service	49	31	58.1%	41	31	32.3%
Total trucks (at quarter end)	55	31	77.4%	55	31	77.4%
Total trailers (at quarter end)	1,465	1,275	14.9%	1,465	1,275	14.9%
(1) Net of fuel surcharge revenues

Non-GAAP Financial Measures and Reconciliations

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide certain non-GAAP financial measures as defined by the SEC Regulation G, including non-GAAP adjusted operating income; non-GAAP adjusted operating margin; non-GAAP adjusted operating margin, net of fuel surcharge; non-GAAP adjusted net income attributable to Werner; non-GAAP adjusted diluted earnings per share; non-GAAP adjusted operating expenses; non-GAAP adjusted operating expenses, net of fuel surcharge; non-GAAP adjusted operating ratio; and non-GAAP adjusted operating ratio, net of fuel surcharge. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as substitutes for their comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Werner Enterprises, Inc. - Release of February 3, 2022

The following tables present reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure as required by SEC Regulation G. In addition, information regarding each of the excluded items as well as our reasons for excluding them from our non-GAAP results is provided below.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – CONSOLIDATED
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Margin (1)	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.
Operating income and operating margin – (GAAP)	$98,488	12.9%	$81,451	13.1%	$309,146	11.3%	$227,438	9.6%
Non-GAAP adjustments:
Insurance and claims (2)	1,321	0.1%	1,259	0.2%	5,137	0.2%	4,893	0.2%
Acquisition expenses (3)	630	0.1%	—	—%	1,622	0.1%	—	—%
Gain on sale of Werner Global Logistics (4)	—	—%	—	—%	(1,013)	(0.1)%	—	—%
Depreciation (5)	—	—%	—	—%	—	—%	9,614	0.4%
Amortization of intangible assets (6)	659	0.1%	—	—%	1,885	0.1%	—	—%
Non-GAAP adjusted operating income and non-GAAP adjusted operating margin	$101,098	13.2%	$82,710	13.3%	$316,777	11.6%	$241,945	10.2%

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Non-GAAP Adjusted Net Income Attributable to Werner and Non-GAAP Adjusted Diluted EPS (1)	$	Diluted EPS	$	Diluted EPS	$	Diluted EPS	$	Diluted EPS
Net income attributable to Werner and diluted EPS – (GAAP)	$76,767	$1.15	$60,556	$0.88	$259,052	$3.82	$169,078	$2.44
Non-GAAP adjustments:
Insurance and claims (2)	1,321	0.02	1,259	0.02	5,137	0.08	4,893	0.07
Acquisition expenses (3)	630	0.01	—	—	1,622	0.02	—	—
Gain on sale of Werner Global Logistics (4)	—	—	—	—	(1,013)	(0.02)	—	—
Depreciation (5)	—	—	—	—	—	—	9,614	0.14
Amortization of intangible assets, net of amount attributable to noncontrolling interest (6)	560	0.01	—	—	1,541	0.02	—	—
Gain on investments in equity securities, net (7)	(4,036)	(0.06)	—	—	(40,317)	(0.59)	—	—
Income tax effect of above adjustments (8)	382	—	(321)	(0.01)	8,258	0.12	(3,699)	(0.06)
Non-GAAP adjusted net income attributable to Werner and non-GAAP adjusted diluted EPS	$75,624	$1.13	$61,494	$0.89	$234,280	$3.45	$179,886	$2.59

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – TRUCKLOAD TRANSPORTATION SERVICES (TTS) SEGMENT
(unaudited)
(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Margin (1)	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.
Operating income and operating margin – (GAAP)	$88,231	15.7%	$78,613	16.5%	$281,823	13.8%	$222,007	12.0%
Non-GAAP adjustments:					.
Insurance and claims (2)	1,321	0.2%	1,259	0.3%	5,137	0.2%	4,893	0.3%
Depreciation (5)	—	—%	—	—%	—	—%	9,614	0.5%
Amortization of intangible assets (6)	492	0.1%	—	—%	1,718	0.1%	—	—%
Non-GAAP adjusted operating income and non-GAAP adjusted operating margin	$90,044	16.0%	$79,872	16.8%	$288,678	14.1%	$236,514	12.8%

Werner Enterprises, Inc. - Release of February 3, 2022

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Non-GAAP Adjusted Operating Expenses and Non-GAAP Adjusted Operating Ratio (1)	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.	$	% of Op. Rev.
Operating expenses and operating ratio – (GAAP)	$474,996	84.3%	$396,424	83.5%	$1,763,250	86.2%	$1,621,202	88.0%
Non-GAAP adjustments:
Insurance and claims (2)	(1,321)	(0.2)%	(1,259)	(0.3)%	(5,137)	(0.2)%	(4,893)	(0.3)%
Depreciation (5)	—	—%	—	—%	—	—%	(9,614)	(0.5)%
Amortization of intangible assets (6)	(492)	(0.1)%	—	—%	(1,718)	(0.1)%	—	—%
Non-GAAP adjusted operating expenses and non-GAAP adjusted operating ratio	$473,183	84.0%	$395,165	83.2%	$1,756,395	85.9%	$1,606,695	87.2%

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Adjusted Operating Expenses, Net of Fuel Surcharge; Non-GAAP Adjusted Operating Margin, Net of Fuel Surcharge; and Non-GAAP Adjusted Operating Ratio, Net of Fuel Surcharge (1)	2021	2020	2021	2020
	$	$	$	$
Operating revenues – (GAAP)	$563,227	$475,037	$2,045,073	$1,843,209
Less: Trucking fuel surcharge (9)	(68,501)	(36,563)	(234,164)	(158,611)
Operating revenues, net of fuel surcharge – (Non-GAAP)	494,726	438,474	1,810,909	1,684,598
Operating expenses – (GAAP)	474,996	396,424	1,763,250	1,621,202
Non-GAAP adjustments:
Trucking fuel surcharge (9)	(68,501)	(36,563)	(234,164)	(158,611)
Insurance and claims (2)	(1,321)	(1,259)	(5,137)	(4,893)
Depreciation (5)	—	—	—	(9,614)
Amortization of intangible assets (6)	(492)	—	(1,718)	—
Non-GAAP adjusted operating expenses, net of fuel surcharge	404,682	358,602	1,522,231	1,448,084
Non-GAAP adjusted operating income	$90,044	$79,872	$288,678	$236,514
Non-GAAP adjusted operating margin, net of fuel surcharge	18.2%	18.2%	15.9%	14.0%
Non-GAAP adjusted operating ratio, net of fuel surcharge	81.8%	81.8%	84.1%	86.0%

(1) Non-GAAP adjusted operating income; non-GAAP adjusted operating margin; non-GAAP adjusted operating margin, net of fuel surcharge; non-GAAP adjusted net income attributable to Werner; non-GAAP adjusted diluted earnings per share; non-GAAP adjusted operating expenses; non-GAAP adjusted operating expenses, net of fuel surcharge; non-GAAP adjusted operating ratio; and non-GAAP adjusted operating ratio, net of fuel surcharge should be considered in addition to, rather than as substitutes for, GAAP operating income; GAAP operating margin; GAAP net income attributable to Werner; GAAP diluted earnings per share; GAAP operating expenses; and GAAP operating ratio, which are their most directly comparable GAAP financial measures.

(2) During 2021 and 2020, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) During 2021, we incurred legal and professional fees related to our acquisitions of ECM and NEHDS. Acquisition-related expenses are excluded as management believes these costs are not representative of the costs of managing our on-going business. The expenses are included within other operating expenses in our Income Statement and in Corporate operating income in our Segment Information table.

(4) During first quarter 2021, we sold Werner Global Logistics (“WGL”) freight forwarding services for international ocean and air shipments to Scan Global Logistics Group, which resulted in the pre-tax gain on sale. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in our Werner Logistics segment in our Segment Information table.

(5) During first quarter 2020, we changed the estimated life of certain trucks expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks continued to depreciate at the same higher rate per truck, until all were sold. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in our Truckload Transportation Services segment in our Segment Information table.

(6) Amortization expense related to intangible assets acquired in the ECM and NEHDS acquisitions is excluded because management does not believe it is indicative of our core operating performance. Amortization expense for ECM and NEHDS is included in our Truckload Transportation Services and Werner Logistics segments, respectively, in our Segment Information table.

(7) Represents non-operating mark-to-market adjustments for gains/losses on our minority equity investments, which we account for under ASC 321, Investments - Equity Securities. We record changes in the value of our investments in equity securities in other expense (income) in our Income Statement. Management believes excluding the effect of gains/losses on our investments in equity securities provides a more useful comparison of our performance from period to period.

(8) The income tax effect of the non-GAAP adjustments is calculated using the incremental income tax rate excluding discrete items, and the income tax effect for 2021 has been updated to reflect the annual incremental income tax rate.

(9) Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting the fuel surcharges against fuel expenses. Management believes netting fuel surcharge revenues, which are generally a more volatile source of revenue, against fuel expenses provides a more consistent basis for comparing the results of operations from period to period.